Filed pursuant to Rule 433

Registration Statement No. 333-148982

The e-mail below is being sent out to Zion's database as a follow-up to a hard copy mailing that was done on May 15, 2008:

Dear Shareholder and/or Friend of Zion

Two weeks ago, Zion announced that we were offering the opportunity to purchase $10 Units in Zion Oil & Gas, Inc.

Since that date, our dedicated staff have been mailing out information about Zion and our new offering.

However, we have no control over the US Mail, so if you haven't received the new information, please let us know by reply email.

If you do email us, please include your current address, as we have had some packages returned due to wrong addresses.

The full details regarding the offer are set out in the Prospectus which is available, at Investor Relations, on our website www.zionoil.com

If you have any questions regarding the Unit offering, or want a hard copy of the Prospectus,  please contact us at:

1-888-TX1-ZION  or  1-888-891-9466  or email: dallas@zionoil.com.

I very much hope that you will consider not only buying some Units in this offer, but also spreading the word regarding the work that Zion is doing in Israel.

     We really value your support.

Richard J Rinberg - CEO of Zion Oil & Gas Inc

'A special company with a special task in a special country'

www.zionoil.com

 NOTICE

These communications shall not constitute an offer to sell or the solicitation of an offer to buy Units of Zion's securities, which may only be by prospectus, nor shall there be any sale of the Units in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.

FORWARD LOOKING STATEMENTS: Statements in these communications that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion's planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.